Exhibit (d)

INVESTMENT ADVISORY AGREEMENT

COHEN & STEERS ETF TRUST

1166 Avenue of the Americas, 30th Floor

New York, New York 10036

November 13, 2024

COHEN & STEERS CAPITAL

MANAGEMENT INC.

1166 Avenue of the Americas, 30th Floor

New York, New York 10036

Dear Sirs:

The Cohen & Steers ETF Trust (the “Trust”), a statutory trust organized under the laws of the State of Maryland, on behalf of the Funds listed on Schedule A (attached hereto), as such Schedule may be amended from time to time (each, a “Fund”), hereby confirms its agreement with Cohen & Steers Capital Management, Inc. (the “Advisor”) as follows:

1. Investment Description; Appointment.

The Trust desires to employ the capital of each Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Declaration of Trust, Bylaws and in its Prospectus and Statement of Additional Information (“SAI”), as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust (the “Board”). The Trust desires to employ and hereby appoints the Advisor to act as the investment advisor for each Fund. The Advisor accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. Duties of the Advisor.

(a) Administrative Services. The Advisor agrees, during the term of this agreement (the “Agreement”), to be responsible for:

(1) providing office space, materials and supplies for the Trust, furnishing all executive and administrative personnel necessary for managing the affairs of the Trust;

(2) providing the Trust with the services necessary to organize any Fund thereof that commences operations on or after the date of this Agreement so that such Fund can conduct business as described in the Trust’s registration statement, as amended;

(3) authorizing expenditures and approving bills for payment on behalf of the Funds;

(4) supervising preparation of periodic updates to the Trust’s registration statement, including its Prospectus and SAI, for the purpose of filings with the Securities and Exchange Commission (the “SEC”) and state securities administrators and monitoring and maintaining the effectiveness of such filings, as appropriate;

(5) supervising preparation of periodic reports to the Funds’ shareholders and filing of these reports with the SEC, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual shareholders;

(6) preparing or reviewing of Fund expense budgets, monitoring of daily accruals and reviewing and approving adjustments as necessary;

(7) paying compensation of the Trust’s officers for services rendered as such;

(8) supervising the daily pricing of each Fund’s investment portfolio and the publication of the net asset value of each Fund’s shares, earnings reports and other financial data as well as the information required (as applicable) by Rule 6c-11 under the 1940 Act;

(9) coordinating matters relating to the operation of the Trust, including any necessary coordination with Subadvisor(s) (as defined below) to a Fund, the distributor(s), the custodian(s), transfer agent(s), any sub-transfer agent(s) or other administrative service agent(s), dividend disbursing agent(s), recordkeeping agent(s), accountants, attorneys, authorized participants, exchanges on which the Funds’ shares are listed, lead market makers and other parties performing services or operational functions for the Funds;

(10) supervising compliance by the Trust with recordkeeping requirements under the Investment Company Act of 1940, as amended (the “1940 Act”) and regulations thereunder, maintaining books and records for the Funds (other than those maintained by the custodian, transfer agent or other service provider);

(11) supervising and monitoring of Funds’ service providers including, but not limited to, Subadvisor(s), the distributor(s), the custodian(s), transfer agent(s), any sub-transfer agent(s) or other administrative service agent(s), dividend disbursing agent(s), recordkeeping agent(s), accountants, attorneys, and other parties performing services or operational functions for the Funds;

(12) preparing or supervising the preparation by third parties of all federal, state, and local tax returns and reports of the Funds required by applicable law and filing of tax reports other than the Funds’ income tax returns;

(13) preparing or supervising calculation of dividends and distributions to the Funds’ shareholders and communicating such information to the Funds’ transfer agent, fund accounting agent and outside tracking firms such as Morningstar and Broadridge;

(14) establishing, monitoring and maintaining compliance with the applicable rules of the securities exchange(s) on which the Funds’ shares are listed;

(15) preparing materials for meetings of the Trust’s Board and minutes of such meetings;

(16) overseeing service providers who file claims for class action lawsuits with respect to securities in the Funds;

(17) arranging for the Trust the required fidelity bond and other insurance;

(18) providing responses to direct shareholder and financial advisor inquiries and provision of timely assistance as required; maintenance of the Funds’ websites; and provision of and staffing of a toll free number for shareholder inquiries;

(19) performing compliance monitoring of each Fund’s investment guidelines and restrictions, and any requirements or restrictions contained in the 1940 Act and regulations thereunder or an exemptive order issued by the SEC applicable to the Funds (an “Exemptive Order”);

(20) supervising the proxy voting process; maintaining appropriate proxy voting policies and procedures; and maintaining appropriate proxy voting records for the Funds; and

(21) performing such other administrative services as the Trust and Advisor may agree.

(b) Subject to the supervision, direction and approval of the Board, the Advisor will conduct, or cause to be conducted, a continual program of investment, evaluation, sale, and reinvestment of each Fund’s assets. Subject to paragraph (c) below, the Advisor is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting each Fund and its investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Funds; (ii) make investment decisions for the Funds; (iii) place purchase and sale orders for portfolio transactions on behalf of the Funds and manage otherwise uninvested cash assets of the Funds; (iv) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Advisor’s management of the assets of the Funds (in such respect, and only for this limited purpose, the Advisor will act as the Funds’ agent and attorney-in-fact); (v) employ professional portfolio managers and securities analysts who provide research and other services to the Funds; and (vi) make decisions with respect to the use by the Funds of borrowing for leverage or other investment purposes as consistent with the Fund’s investment objective(s) and policies. The Advisor will in general take such action as is appropriate to effectively manage each Fund’s investment practices.

In addition:

(1) The Advisor will maintain and preserve for the Trust, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Funds as are required under any applicable state or federal securities law or regulation, including: the 1940 Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (the “Books and Records”). In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor agrees that the Books and Records are the Trust’s property and further agrees to surrender them promptly to the Trust upon request; provided however, that the Advisor may retain copies of the Books and Records at its own cost.

(2) The Advisor will maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Trust, and will institute procedures reasonably necessary to prevent any “Access Person” (as defined in Rule 17j-1) from violating its Code of Ethics. The Advisor will follow such Code of Ethics in performing its services under this Agreement. Further, the Advisor represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Advisor and its employees, a copy of which it will provide to the Trust upon reasonable request. The Advisor shall ensure that its employees comply in all material respects with the provisions of Section 16 of the Exchange Act, and cooperate reasonably with the Trust for purposes of filing any required reports with the SEC or such other regulator as may have appropriate jurisdiction.

(c) Subadvisors. In carrying out its responsibilities hereunder, the Advisor may, in its sole discretion to the extent permitted by applicable law, employ, retain or otherwise avail itself of the services of other persons or entities (a “Subadvisor”) at the Advisor’s own cost and expense, including without limitation, affiliates of the Advisor, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Retention of one or more Subadvisors, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Advisor under this Agreement and the Advisor shall be responsible for all acts and omissions of such Subadvisors, or other persons or entities, in connection with the performance of the Advisor’s duties hereunder unless otherwise agreed by the parties.

3. Brokerage.

In executing transactions for each Fund and selecting brokers or dealers, the Advisor will use its reasonable best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Advisor will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Advisor may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Exchange Act) provided to each Fund and/or other account(s) over which the Advisor or an affiliate exercises investment discretion. Pursuant to the provisions of Section 11(a) of the Exchange Act, and to the extent consistent with Section 17(e) of the 1940 Act and the rules thereunder, the Trust authorizes the Advisor to select a broker that is affiliated with the Advisor. In such case, the Trust consents that the broker may retain any compensation in connection with effecting transactions. The Trust may revoke such consent at any time upon written notice given to the Advisor.

4. Information and Reports.

The Advisor will keep the Trust informed of developments materially affecting each Fund, and will, on its own initiative, furnish the Trust from time to time with information the Advisor reasonably believes is appropriate for this purpose.

5. Standard of Care.

The Advisor shall exercise its best judgment and act in good faith and use reasonable care an in a manner consistent with applicable federal and state laws and regulations in rendering the services under this Agreement. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Advisor against any liability to such Fund or to its shareholders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Advisor’s reckless disregard of its obligations and duties under this Agreement.

6. Compensation.

(a) For the services to be provided by the Advisor hereunder with respect to each Fund, the Trust shall pay the Advisor an annual investment advisory fee equal to the amount set forth on Schedule A of the average daily value of each Fund’s net assets. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect thereto. All fees payable hereunder shall be accrued daily and paid monthly in arrears from the assets of each Fund.

(b) In case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

(c) For the purpose of determining fees payable to the Advisor, the value of a Fund’s net assets will be computed at the times and in the manner specified in the Fund’s current Prospectus or SAI, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

7. Expenses.

(a) The Advisor. The Advisor agrees to bear all expenses incurred by the Trust except those enumerated in Section 7(b) of this Agreement. The Advisor’s responsibility to bear such expenses may be accomplished through a Fund’s payment of such expenses and a simultaneous corresponding reduction in the fee payable by that Fund to the Advisor pursuant to Section 6 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to the Advisor, the Advisor will reimburse the Fund for such excess amount.

(b) The Funds. The Trust, on behalf of each Fund, on a Fund-by-Fund basis out of the assets of the particular Fund to which an expense relates, agrees to bear all of the following expenses incurred by such Fund (i) the advisory fee payable to the Advisor hereunder; (ii) payments made under a Fund’s distribution and service plan pursuant to Rule 12b-1 under the 1940 Act; (iii) brokerage commissions and other expenses connected to the execution of portfolio transactions; (iv) interest expenses; (v) taxes; (vi) acquired fund fees and expenses; (vii) litigation expenses; and, (ix) upon approval of the Board, extraordinary expenses.

8. Services to Other Investment Companies or Accounts.

The Trust understands that the Advisor now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to one or more other investment companies, and the Trust has no objection to the Advisor so acting, provided that whenever a Fund and one or more other accounts or investment companies advised by the Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each entity over time. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund or the size of the position of which a Fund may dispose. In addition, the Trust understands that the persons employed by the Advisor to assist in the performance of the Advisor’s duties under this Agreement will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Advisor or any of its affiliate to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9. Use of the “Cohen & Steers” Name.

The Advisor has consented to the use by the Trust of the “Cohen & Steers” name in the name of the Trust and each Fund. If the Advisor or an affiliate ceases to act as investment adviser to the Funds, or, in any event, if the Advisor so requests in writing, the Trust agrees to take all necessary action to change its name, and the names of the Funds, to a name not including the term “Cohen & Steers.” The Advisor may from time to time make available without charge to the Trust for its use such marks or symbols owned by the Advisor, including marks or symbols containing the term “Cohen & Steers” or any variation thereof, as the Advisor may consider appropriate. Any such marks or symbols so made available will remain the property of the Advisor and the Advisor shall have the right, upon notice in writing, to require the Trust and the Funds to cease the use of such mark or symbol at any time.

10. Term of Agreement.

(a) This Agreement shall become effective with respect to each Fund on the date of its execution and, unless terminated as provided herein, shall continue in effect for an initial two year period and may be continued for successive twelve-month periods with respect to each Fund; provided that such continuance is specifically approved at least annually by the Board or by vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), and, in either case, by a majority of the Board members who are not interested persons as defined in the 1940 Act, of any party to this Agreement (other than as Trustees of the Trust); provided further, however, that if the continuation of this Agreement is not approved, the Advisor may continue to render the services described herein (and receive the fee payable to the Advisor pursuant to Section 6) in the manner and to the extent permitted under the 1940 Act.

(b) As to each Fund, this Agreement is terminable, without penalty by each Fund, on 60 days’ written notice, by the Board or by vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or upon 60 days’ written notice, by the Advisor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

11. Amendment.

This Agreement may be amended by the parties only in a writing signed by the party against which enforcement of the change is sought and if the amendment is specifically approved by: (i) a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on the Agreement’s approval; and (ii) if required by applicable law, the vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities.

12. Representations of the Trust.

The Trust represents to the Advisor as follows:

(a) The Trust is a trust that is validly existing and in good standing under the laws of the State of Maryland. Each Fund is a duly established, separate series of the Trust. The Trust is duly authorized to transact business in the State of Maryland and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Trust or any Fund. The Trust is registered as an open-end management investment company under the 1940 Act, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect, and each Fund’s shares are (or will be prior to commencing operations) registered under the Securities Act of 1933, as amended, and under any applicable state securities laws.

(b) The execution, delivery and performance by the Trust, on behalf of the Funds, of this Agreement are within the Trust’s powers and have been duly authorized by all necessary actions of the Board, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Trust or any Fund.

13. Representations of the Advisor.

The Advisor represents to the Trust as follows:

(a) It is duly organized and validly existing under the laws of the State of New York with the power to own and possess its assets and carry on its business as this business is now being conducted.

(b) The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its board of directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Advisor.

(c) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

(d) It (i) is registered with the SEC as an investment adviser under the Advisers Act, (ii) is registered or licensed as an investment adviser under the laws of those jurisdictions in which its activities require it to be so registered or licensed, and (iii) will promptly notify the Trust of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

(e) It will carry out its responsibilities under this Agreement in material compliance with (i) federal and state law, including securities law, governing its activities; (ii) each Fund’s investment objective(s), policies, and restrictions, as set out in the Prospectus and SAI, as amended from time to time; (iii) the applicable Exemptive Orders or no-action letters issued by the SEC or its staff governing the Funds, as such orders or letters may be amended from time to time; (iv) the provisions of the governing documents of the Trust, as such documents are amended from time to time; (v) the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Funds as regulated investment companies; and (vi) any policies or directives as the Board may from time to time establish or issue and communicate to the Advisor in writing. The Trust, on behalf of the Funds, will promptly notify the Advisor in writing of changes to (ii), (iii), (iv) or (vi) above.

(f) All information and advice furnished by the Advisor to a Fund under this Agreement shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by a Fund to the Advisor under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where it is necessary to effect transactions or provide other services to the Fund, or where the Fund requests or authorizes the Advisor to do so. The Advisor may share information with its affiliates in accordance with its privacy and other relevant policies in effect from time to time.

(g) It is not the subject of any proceeding, investigation or inquiry brought by the SEC, the Financial Industry Regulatory Authority, Inc. (or any other self-regulatory organization) or any other federal or state regulator with respect to the types of services for which it is being appointed herein or which could have a material impact on its ability to fully perform any of the services to be rendered hereunder.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

(b) If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

If the foregoing is in accordance with your understanding, will you kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy hereof.

[Signature Page Follows]

Very truly yours,
COHEN & STEERS ETF TRUST

By:
Name: James Giallanza
President and Chief Executive Officer

Agreed to and accepted

as of the date first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.
By:
Name: Francis C. Poli
Executive Vice President and General Counsel

SCHEDULE A

Fund	Advisory Fee Rate
Cohen & Steers Real Estate Active ETF	0.80%
Cohen & Steers Preferred and Income Opportunities Active ETF	0.75%
Cohen & Steers Natural Resources Active ETF	0.70%